[Letterhead of Blank Rome LLP]

July 31, 2009

Hudson Technologies, Inc.
1 Blue Hill Plaza
Suite 1541
Pearl River, NY  10965

Re:	Prospectus Supplement to Registration Statement on Form S-3

Gentlemen:

You have requested our opinion with respect to the offer and sale (the “Offering”) by you, Hudson Technologies, Inc., a New York corporation (the “Company”), of (i) up to   3,870,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) being sold to certain investors (the “Investors”); (ii) warrants to purchase up to 193,500  shares of Common Stock (the “Placement Agent Warrants”)  to be issued to the placement agent for the Offering  (the “Placement Agent”); and (iii) up to 193,500 shares of Common Stock that may be issued upon exercise of the Placement Agent Warrants (the “Warrant Shares”) being made  pursuant to: (a) a Registration Statement on Form S-3 (File No. 333-151973) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on September 5, 2008; (b)  the prospectus of the Company dated September 5, 2008 (the “Basic Prospectus”) as filed with the Commission; and (c) the prospectus supplement of the Company, dated July 31, 2009 to be filed with the Commission (the “Prospectus Supplement”).

In connection with this opinion, we have examined a copy of (a) the Registration Statement,  (b) the Basic Prospectus, (c) the Prospectus Supplement, (d) the Placement Agent Agreement between the Company and the Placement Agent, (e) the form of Placement Agent Warrants to be issued to the Placement Agent,  (f) the form of  subscription agreement between the Company and the Investors, (g) the Certificate of Incorporation of the Company, as amended to date, (h)  the Bylaws of the Company, as amended to date, (i) minutes of a meeting of the Board of Directors of the Company  and (j)  originals or copies certified or otherwise identified to our satisfaction of such other documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, we have relied upon a certificate of an executive officer(s) of the Company.

We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Hudson Technologies, Inc.
July 31, 2009

The opinions expressed in this opinion letter are limited to the laws of the State of New York.  Our opinions are based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

(1)           The shares of Common Stock, when sold in the manner and for the consideration contemplated by the Basic Prospectus and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable.

(2)           The Placement Agent Warrants, when sold, paid for and issued in the manner and for the consideration contemplated by the  Basic Prospectus and the Prospectus Supplement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(3)           The Warrant Shares, when sold in the manner and for the consideration contemplated by the Placement Agent Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

With respect to our opinion set forth in paragraph (2) above, we express no opinions regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (xii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, receivership, rearrangement, liquidation, conservatorship and other similar laws or equitable principles affecting creditors’ rights or remedies generally (whether applied by a court of law or equity), (xiii)  the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xiv) the severability, if invalid, of provisions to the foregoing effect.

Hudson Technologies, Inc.
July 31, 2009

We hereby consent to the filing of this opinion with the Commission, and to the use of our name as your counsel under “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP